Exhibit 10.8

Rocket Lab Limited

Individual Employment Agreement

Offer of employment to Peter Joseph Beck for the permanent position of

Chief Executive Officer

The following confirms and memorializes an agreement that Rocket Lab Limited and I (Peter Joseph Beck) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company.

We are pleased to offer you the following terms of employment. This document will become the employment agreement between us once you have signed and returned it, and remains in force for the period specified in Schedule One. It reflects our entire agreement and supersedes any other agreement whether in writing or not. Any variations to this agreement will need to be negotiated and made in writing. Unless the context requires otherwise, the terms “we”, “us” and “our” refer to the employer and the terms “you” and “your” refer to the employee.

1	Position and Duties

a)

Your duties will be as outlined in Schedule One. Varying work requirements may mean a change of duties from time to time and you will be consulted before any substantial changes are made. Your full duties under this agreement include any work that is incidental to your normal duties, where it is carried out as part of our business and we believe you have the skills to do it.

b)	You are required to follow any work rules, policies or procedures set by us which we may amend from time to time following consultation with you.

c)	The position is based in Auckland.

d)	Normal hours of work are as outlined in Schedule One. Note that additional hours may need to be worked from time to time.

2.	Remuneration

You will be remunerated by way of an annual salary as set out in Schedule One, to be paid monthly by direct credit. Your pay will be reviewed after the first 12 months and any other such time as may be agreed. Any review of your remuneration shall take into account your performance having regard for key tasks and objectives in your role and the prevailing market conditions affecting the business. On termination you will be paid any outstanding monies without undue delay. If you owe us anything at the time, you agree we can deduct it from any final pay or holiday pay owed.

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3.	Holidays

a)	We will observe public holidays and provide annual leave in accordance with the Holidays Act 2003 and its amendments.

b)

Due to the nature of our business you may be required to work on a public holiday. In this case, you will be paid time and a half of your relevant hourly rate for any hours worked on the day. Where the public holiday falls on a day that would otherwise be a normal working day, a paid day in lieu will be able to be taken at a mutually agreed time.

c)	You are entitled to four weeks annual holidays.

d)	Holidays may be taken in the 12-month period following the date at which you commenced employment. This date will be your holiday anniversary date. Unused accumulated holidays may be carried forward.

4.	Sick Leave

a)

We will provide paid sick leave in accordance with the Holidays Act 2003 and its amendments. After the first six months of continuous employment, you will be entitled to five paid days off work per year in the event of personal sickness or injury (or that of a dependent family member), and any unused entitlement may accrue for up to three years, providing a maximum entitlement of 20 days. Your sick leave anniversary date will be calculated annually from the date you commenced employment.

b)

In addition to the 5 days statutory sick leave Rocket Lab will offer three additional sick leave days per year on a discretionary basis. These three days do not accumulate each year, and will only be used if the employee has taken their entire entitlement of sick leave.

c)

Although you are not entitled to sick leave until you have had six months of continuous employment, Rocket Lab will pay you for sick leave during this period. If you decide to leave within the first six months, any payment for sick days taken will be deducted from your final salary.

d)	After the first two calendar days of absence due to sickness or injury you are required to provide us with a medical certificate at your expense.

e)	Where you or a dependent family member becomes sick or injured during an annual holiday, this will be treated as annual leave.

f)	Where you have no paid sick leave available, any agreement regarding your use of anticipated sick leave or annual leave will be entirely at our discretion.

g)	You will notify us of any absence due to sick leave as soon as practicable, preferably before you are due to start work.

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5.	Bereavement Leave

a)

We will provide paid bereavement leave in accordance with the Holidays Act 2003 and its amendments. After the first six months of continuous employment, you will be entitled to three days off work on pay in the event of the death of an immediate family member.

b)	At our discretion you may also be granted up to one day off work on pay in the event of the death of someone outside your immediate family, if we accept that you have suffered bereavement.

c)	Where you suffer bereavement during an annual holiday, this will be treated as bereavement leave.

d)	Where you require more bereavement leave than your entitlement, any agreement regarding your use of annual leave will be entirely at our discretion.

6.	Conflict of Interest

You may not engage in any activity, paid or unpaid, which impinges upon the proper and loyal performance of your duties under this agreement. Where we determine such a conflict does exist or is likely to exist, we may direct you to refrain from such activity and you will comply accordingly. Any breach of this clause may result in termination of employment without notice.

7.	Confidentiality

a)	During the course of your employment with us, you may receive and handle knowledge and information relating to our business that is considered to be Confidential Information.

In this agreement, “Confidential Information” means (at a minimum) any knowledge, data and information that you become aware of through your employment with us, and includes (but is not limited to):

(i)

all proprietary, financial, technical, industrial and commercially sensitive information concerning our business operations, activities, customers, suppliers or other persons with whom it deals (whether information is originally generated by you, us, or a third party);

(ii)	security arrangements, codes and passwords;

(iii)

formulations, processes, discoveries, technologies, inventions, specialised knowledge, customer lists, supplier and vendor lists, business records, project records, ideas, systems, reports, methods, manuals, procedures, protocols, forecasts, technology and techniques, correspondence, business strategies, intentions or practices of our business (whether patentable or otherwise capable of protection at law);

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(iv)	all other commercially sensitive or valuable information which may be disclosed by us during your employment, and whether or not made, developed and/or conceived by you during your employment;

(v)	all Intellectual Property (defined below); and

(vi)	all other information that a reasonable person acting prudently would consider to be of a confidential nature.

a)

At all times, both during the term of this agreement and after its termination, you shall (other than in the course of fulfilling your duties under this agreement) hold all Confidential Information in confidence and shall not, either directly or indirectly:

(i)	use or disclose any Confidential Information other than to the extend necessary to carry out this agreement, or as required by law to be disclosed;

(ii)	remove, disclose or copy any Confidential Information without our express approval;

(iii)	use any Confidential Information, or information gained through your employment, for your own benefit or for the benefit of any third party or organisation; or

(iv)	use or attempt to use any Confidential Information in any manner, which may directly or indirectly injure or cause loss (whether directly or indirectly) to our business.

b)

At all times, you will use your best endeavors to prevent any intentional or unintentional disclosures (by any means) of Confidential Information to any other person or organization that is not authorized to receive the Confidential Information.

8.	Intellectual Property

a)

For the purpose of this agreement, “Intellectual Property” includes, without limitation, all discoveries, inventions, patents, designs, research, copyrights, moral rights, database rights, know-how, trade marks, business names, trade names, service marks, domain names, layout designs, test procedures, results, formulas, techniques, technology, products, data, trade secrets, Confidential Information (as defined above), software (including, without limitation, (in source and object codes) and any similar rights in any part of the world, including any registration of such rights and applications for such registrations.

b)	You agree that:

(i)

all Intellectual Property is and shall remain the sole and exclusive property of Rocket Lab Limited, and that you do not have or require by reason of our employment, any right or interest arising from or relating to the Intellectual Property;

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(ii)

any creation, improvements, modifications, variations or enhancements to the Intellectual Property created by you in the course of your employment (“New Intellectual Property”) shall be owned solely and exclusively by Rocket Lab Limited, and you hereby assign to Rocket Lab Limited any right, title and interest in and to the New Intellectual Property;

(iii)

you shall fully disclose to us all creations, or anticipated creations of any work, product, process, invention or New Intellectual Property as a result of, or in the course of your employment, which has or may have commercial application;

(iv)	you shall immediately advise us (prior to executing this agreement) of any Intellectual Property belonging to you or a third party which may be used in the course of your employment;

(v)	that Rocket Lab Limited shall have an irrevocable, royalty-free license to use any Intellectual Property belonging to you which you use in the course of your employment;

(vi)

nothing in this agreement will be construed as granting you any interest in, licence to or right to use any Intellectual Property or New Intellectual Property for you own benefit or for the benefit of any third party or organisation;

(vii)

you have no right or entitlement of any nature in any Intellectual Property, New Intellectual Property or product of any kind that is produced, created, conceived, collated, developed or made by you in the course of your employment, or in connection with the Intellectual Property or New Intellectual Property; and

c)	You shall, if required by us to give effect to this clause 8:

(i)	execute such documents as may be necessary to vest all New Intellectual Property in Rocket Lab Limited; and

(ii)	appoint us irrevocably and unconditionally as your attorney to complete and execute any such documents for and on your behalf.

9.	Health and Safety

We will take all reasonable precautions to ensure your health and safety at work. It is your responsibility to ensure you do nothing that may cause harm to yourself or others and to report any hazards (including undue stress), accidents or injuries to us as soon as possible.

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10.	Termination of Employment

a)

Notice - Where notice is given by either of us it shall be four weeks in writing no more or no less, unless by mutual agreement. We may, at our sole discretion, choose to make a payment in lieu of notice and the employment will be deemed to have ended on the last day actually worked. Likewise, if you voluntarily leave early, you will be liable for a payment to us (in lieu of notice) equivalent to your base salary for the balance of the notice period.

b)

Misconduct - In the event we determine serious misconduct or gross negligence has been committed by you, termination without notice or payment in lieu of notice shall occur. We may suspend you on pay pending an investigation where such allegations arise.

c)

Redundancy - Where we propose that your position is to become surplus to our requirements or your duties are to significantly change on a permanent basis we will consult with you prior to making a final decision. Should a redundancy situation arise you will be given four weeks notice or payment in lieu as above. There is no entitlement to redundancy compensation under the terms of this agreement.

d)	Abandonment – If you are absent from work for three consecutive days or more and fail to give us notice, then you will be deemed to have terminated your employment and we will act accordingly.

e)

Long term or frequent absence – In the event you are unable to properly perform your duties by reason of ill health, accident or any other reason, you agree to undergo an examination by a qualified practitioner at our discretion to assist us in ascertaining the most appropriate course of action. We may, after following a fair process, terminate your employment by giving notice as above, and you will only be eligible for payment during the notice period in respect of time actually worked. If you refuse to undergo a suitable assessment, we reserve the right to make a decision on the basis of the information available at the time.

11.	Restraint of Trade

You shall not, at any time during the term of this contract, or for a period of 6 months after termination of this contract, for any reason:

a)

carry on, be connected, engaged or interested, either directly or indirectly, alone or with any other person, in any capacity in any business which competes, or may compete with our aerospace industry business without our express written consent, which consent will not be unreasonably withheld;

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b)

directly or indirectly canvass, solicit or attempt to solicit, or act for, in respect of work undertaken by us, any person, firm or corporation which has been our client, customer or supplier during the period of 6 months immediately preceding termination of this contract,

c)

solicit or approach or endeavour to entice away or discourage from being employed by us, any person who is our employee, whether or not the employee is acting on his/her own account. We shall, on your request, supply a list of names of other employees to whom we consider this clause applies.

This clause is intended to protect our interests in our clients and does not necessarily prevent you from being employed by one of our competitors. While it deals with approaches to our clients during the restraint period we can agree on variations in specific circumstances.

12.	Performance Management

We shall monitor your performance on an ongoing basis and may conduct formal reviews every 12 months. In the case of poor performance, we will give you two clear opportunities to improve with a written warning on each occasion. In the event you again fail to meet reasonable performance standards within the required timeframe, and we remain dissatisfied with your performance, we will be entitled to immediately terminate your employment. Payment in lieu of notice may be made at our discretion.

All discussions on performance will be conducted openly and honestly with due consideration being given to explanations provided by you. You shall be afforded the opportunity of being represented or assisted by a person of your choice in any discussion the outcome of which may include the possibility of disciplinary action. If a warning is issued it will detail the way in which your work is or continues to be unsatisfactory, the corrective action you are required to take, the time frame within which such improvement is to take place and identify the action which will be taken if you do not improve to our satisfaction within that time frame.

13.	Employment Relationship Problem

It is our policy to resolve any matter where an employee feels they have been unfairly treated at the earliest possible time after the event. If you think you have a problem you must advise us immediately and let us know what you would like to be done about it. If it is a grievance this must ordinarily be raised with us within 90 days of the incident or of you becoming aware of the issue. If we cannot resolve the problem with you, either of us may seek assistance from the Employment Relations Mediation Service and failing that, the Employment Relations Authority. Where there is a dispute over arrears of salary or entitlements to leave, you may also contact your union representative if you are a member or a labour inspector at the Department of Labour. The Employment Relations Service provides a toll-free enquiry line – 0800 800 863.

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14.	Sale and Purchase of Business

a)

If we propose a sale, transfer or restructuring of our business so that employees’ work may be performed for a new employer, we shall negotiate with the new employer about the sale, transfer or restructuring to the extent that it relates to affected employees.

b)	In this clause, restructuring, new employer and affected employee have the meanings given to them by the Employment Relations Act 2000 (as amended).

c)

The employee hereby gives consent to us to disclose personal information to the new employer regarding the employee’s employment for the purposes of complying with the employer’s obligations under this clause.

d)	We will adhere to the following process when negotiating with the new employer about the sale, transfer or restructure to the extent that it relates to affected employees:-

i.	We will consult with affected employees regarding the proposed sale, transfer or restructuring.

ii.	We will negotiate with the new employer regarding the possible transfer of affected employees.

iii.	We will explain the terms and conditions of each employee’s employment to the new employer.

iv.	We will explain how many employees work in the business and what role each one occupies.

v.

We will discuss whether the affected employees will transfer to the new employer on the same terms and conditions of employment, whether the new employer can offer alternative positions to employees and whether redundancy compensation, if any, will be available to those who do not transfer.

vi.	We will alert the new employer to any questions or concerns that affected employees may have regarding the sale, transfer or restructuring.

e)	No redundancy compensation is payable in the event of a redundancy.

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Terms of Acceptance

a)

I accept the above terms as my individual employment agreement. Before signing this document I was given a copy of it and advised of my right to seek independent advice about it. Reasonable time was allowed for this to occur and I have not been induced to enter into this agreement by undue influence or duress.

b)	I agree to follow all policies and procedures as set by my employer from time to time.

c)

I have disclosed all information having a bearing on whether or not I may be employed, and all information provided by me in relation to my appointment is true, accurate and complete and is not designed to mislead in any way. I understand that if I have withheld relevant information or provided misleading information then my employment may be terminated summarily without payment in lieu of notice for this reason alone.

Trial Period

A trial period will apply for a period of not exceeding 90 days employment to assess and confirm suitability for the position

During the trial period the employer may terminate the employment relationship, and the employee may not pursue a personal grievance on the grounds of unjustified dismissal. The employee may pursue a personal grievance on grounds as specified in sections 103(1)b-g of the Employment Relations Act 2000 (such as: unjustified disadvantage; discrimination; sexual harassment; racial harassment; duress with respect to union membership; and the employer not complying with Part 6A of the Employment Relations Act 2000).

Any notice, as specified in the employment agreement, must be given within the trial period, even if the actual dismissal does not become effective until after the trial period ends. This trial period does not limit the legal rights and obligations of the employer or the employee (including access to mediation services), except as specified in section 67A(5) of the Employment Relations Act 2000.

Signed:	/s/ Peter Beck	Date:	08.12.14

Name	Peter Beck

Signed for Rocket Lab Ltd

/s/ Peter Beck		Date:	08.12.14

Name	Peter Beck – CEO

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Schedule One

Name:	Peter Joseph Beck

Effective Period:	This is a contract for a full time permanent position which has already commenced.

Normal hours of work:	The usual hours of work are from 8.00am to 5.00pm, Monday to Friday inclusive. It is expected that you will be required to work additional hours in order to fully meet the requirements of the position.

The above daily hours shall be inclusive of one 30 minute (unpaid) meal and 2 x 15 minute (paid) rest interval(s).

Remuneration:	Your pay rate on commencement of this contract will be set by the Company

Equity:	An equity opportunity will be provided at the discretion of Rocket Lab based on performance

Annual leave:	You will be entitled to four weeks annual leave per year.

Description of Duties:

Research and development of all rocket-related hardware, products and activities. Day-to-day running of Rocket Lab Limited.

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